Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2009 SECOND QUARTER

AND FIRST HALF RESULTS

Mentor, Ohio (October 30, 2008)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2009 second quarter ended September 30, 2008. Fiscal 2009 second quarter revenues increased 10% to $323.1 million compared with $295.0 million in the second quarter of fiscal 2008, driven by strong growth in all three business segments. Fiscal 2009 second quarter net income was $28.8 million, or $0.48 per diluted share, compared with net income of $16.0 million, or $0.25 per diluted share, in the second quarter of fiscal 2008. Net income growth was a result of increased volumes, higher gross margins, improved operating expense leverage and the sale of an Isomedix facility in the Chicago area during the quarter.

For the first half of fiscal 2009, revenues increased 10% to $634.7 million compared with $575.9 million in the first half of fiscal 2008. Net income for the first half of fiscal 2009 was $54.3 million, or $0.90 per diluted share, compared with net income of $29.2 million, or $0.45 per diluted share in the first half of fiscal 2008.

“STERIS has had a strong start to this fiscal year, with double-digit revenue growth and solid earnings performance in the first half of the year,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We are pleased to see our strategies taking hold, with new products contributing nicely to our growth and cost reduction efforts driving operating leverage. As we look out at the remainder of the year, we anticipate that our growth rates will moderate compared with first half levels, driven in part by our efforts to reduce the historic seasonality in our business in order to level out our production. In addition, the current political and economic uncertainties cause us to remain somewhat conservative about our performance for the balance of this year.”

STERIS Corporation

News Announcement

Quarterly Segment Results

Healthcare revenues in the quarter increased 10% to $227.8 million compared with the second quarter of fiscal 2008. In particular, sales of capital equipment increased 14%, driven in part by increased demand for the Company’s new product offerings. Consumables and service also reported strong growth in the quarter of 7% each compared to the prior year. Order backlog levels at quarter end were a record $124.1 million. Operating income was $32.7 million, an increase of 51% compared with the prior year period, driven by increased volumes, higher gross margins and improved operating expense leverage.

Life Sciences second quarter revenues were $57.2 million, an increase of 9% compared with the second quarter of fiscal 2008. Revenue growth was primarily driven by an increase in capital equipment sales of 17%, as well as an 8% improvement in consumables compared with the prior year quarter. Order backlog declined 16% to $48.7 million compared with the prior year period. Life Sciences operating income was $6.2 million in the quarter compared with $3.4 million in the second quarter of fiscal 2008. Operating income benefited from increased volumes and improved operating expense leverage.

Fiscal 2009 second quarter revenues for Isomedix Services were $37.0 million, an increase of 6% compared with the same period last year. Revenue growth was driven by increased demand from medical device Customers and modest pricing improvements to offset increased costs. Operating income was $10.2 million compared with $7.1 million in the prior year quarter. During the second quarter, Isomedix completed the sale of a facility located in the Chicago area to a privately-held Customer, which added $2.1 million to operating income during the quarter.

Cash Flow

Net cash provided by operations and free cash flow (see note 1) for the first half of fiscal 2009 were $68.8 million and $57.3 million, respectively. These compare favorably with $53.2 million and $31.6 million in the same period last year, primarily reflecting the increase in earnings and the impact of the Isomedix facility sale, which added $9.5 million to free cash flow.

During the second quarter and through October 29, 2008, the Company repurchased 1,065,277 shares of its common stock at an average price of $33.78 per common share for a total amount of $36.0 million. Approximately $217 million remains under the current share repurchase authorization.

STERIS Corporation

News Announcement

Outlook

Based upon first half performance and current anticipated trends in the second half of the year, the Company is updating its outlook for fiscal 2009. The Company currently anticipates revenue growth for the full year to be toward the high-end of the previously announced range of 4-6%. Earnings may exceed the high-end of the previously announced range by as much as $0.15, potentially resulting in earnings per diluted share of up to $1.80 for the full year. This outlook reflects certain assumptions and is subject to numerous uncertainties, some of which are listed below:

•	Revenue growth is expected to be in the high single digits in Healthcare, and in the low single digits for both Life Sciences and Isomedix.
•	The Company is assuming that the recent strength in the United States dollar will not hold relative to international currencies.
•	The Company is assuming a modest increase in material costs in the second half of the year compared with the first half of the fiscal year.
•	Operating margin is currently anticipated to be approximately 12.5% for the full year.
•	The anticipated effective tax rate is approximately 35% for the full year.

For the full year, free cash flow (see note 1) is now anticipated to be approximately $100 million, reflecting the sale of the Isomedix facility during the second quarter. Capital expenditures are anticipated to be approximately $55 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Julie Winter.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on October 30, 2008, until 5:00 p.m. Eastern time on November 13, 2008, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

STERIS Corporation

News Announcement

About STERIS

STERIS Corporation is a leading provider of infection prevention and surgical products and services, focused primarily on the critical markets of healthcare, pharmaceutical and research. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services that enhance Customer productivity and quality, and help make the world a safer place. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Manager, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “potential,”“confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, cost reductions, business strategies, level of share repurchases, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, regulatory actions, including without limitation the previously disclosed FDA warning letter, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility

STERIS Corporation

News Announcement

that anticipated cost savings or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, and the conference call referenced here, may adversely impact Company performance, results, or value, (g) the effect of the credit crisis on our ability, as well as the ability of our customers and suppliers, to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2008, filed with the SEC on May 30, 2008, under Item 1A, “Risk Factors.”

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$323,127	$295,002	$634,692	$575,946
Cost of revenues	190,764	174,794	371,828	340,138

Gross profit	132,363	120,208	262,864	235,808

Operating expenses:
Selling, general, and administrative	77,290	84,531	164,638	167,914
Research and development	8,068	8,531	16,347	17,790
Restructuring expense	37	698	(129)	2,089

Total operating expenses	85,395	93,760	180,856	187,793

Income from operations	46,968	26,448	82,008	48,015
Non-operating expense, net	1,978	864	3,363	1,637
Income tax expense	16,196	9,566	24,351	17,157

Net income	$28,794	$16,018	$54,294	$29,221

Earnings per common share (EPS) data:
Basic	$0.49	$0.25	$0.92	$0.45

Diluted	$0.48	$0.25	$0.90	$0.45

Cash dividends declared per common share outstanding	$0.08	$0.06	$0.14	$0.11

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	59,312	64,207	59,003	64,612
Diluted number of common shares outstanding	60,376	65,047	60,012	65,478

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	September 30,	March 31,
	2008	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$160,219	$51,868
Accounts receivable, net	210,997	249,814
Inventories, net	161,298	147,210
Other current assets	46,124	64,484

Total Current Assets	578,638	513,376

Property, plant, and equipment, net	371,327	384,642
Goodwill and intangible assets, net	321,120	337,980
Other assets	3,564	3,294

Total Assets	$1,274,649	$1,239,292

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$65,684	$75,532
Other current liabilities	119,905	154,827

Total Current Liabilities	185,589	230,359
Long-term debt	250,000	179,280
Other liabilities	94,310	123,501
Shareholders’ equity	744,750	706,152

Total Liabilities and Shareholders’ Equity	$1,274,649	$1,239,292

6

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$227,836	$206,684	$451,901	$402,375
Life Sciences	57,151	52,323	105,190	99,025
STERIS Isomedix Services	36,971	34,793	73,834	70,265

Total Reportable Segments	321,958	293,800	630,925	571,665
Corporate and Other	1,169	1,202	3,767	4,281

Total Segment Revenues	$323,127	$295,002	$634,692	$575,946

Segment Operating Income (Loss):
Healthcare	$32,698	$21,598	$61,928	$39,530
Life Sciences	6,228	3,369	7,275	3,638
STERIS Isomedix Services	10,211	7,081	18,398	14,802

Total Reportable Segments	49,137	32,048	87,601	57,970
Corporate and Other	(2,169)	(5,600)	(5,593)	(9,955)

Total Segment Operating Income	$46,968	$26,448	$82,008	$48,015

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$54,294	$29,221
Non-cash items	34,607	33,791
Working capital adjustments	(20,210)	(9,844)

Net cash provided by operating activities	68,691	53,168

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(20,872)	(21,591)
Proceeds from sale of property, plant, equipment and intangibles	9,506	31

Net cash used in investing activities	(11,366)	(21,560)

Financing Activities:
Proceeds from the issuance of long-term obligations	150,000	—
(Payments) proceeds under credit facilities, net	(79,180)	24,090
Deferred financing fees and debt issuance costs	(476)	(443)
Repurchases of common shares	(50,210)	(54,476)
Cash dividends paid to common shareholders	(8,275)	(7,112)
Stock options and other equity transactions, net	41,688	13,008

Net cash provided by (used in) financing activities	53,547	(24,933)
Effect of exchange rate changes on cash and cash equivalents	(2,521)	2,592

Increase in cash and cash equivalents	108,351	9,267
Cash and cash equivalents at beginning of period	51,868	52,296

Cash and cash equivalents at end of period	$160,219	$61,563

	Six Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$68,691	$53,168
Purchases of property, plant, equipment, and intangibles, net	(20,872)	(21,591)
Proceeds from the sale of property, plant, equipment, and intangibles	9,506	31

Free Cash Flow from Continuing Operations	$57,325	$31,608

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a non-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS's calculation of free cash flow may vary from other companies.